Exhibit 99.1

Media Contact:	Kirk Saville

508-253-8530

Investor Contact:	Chris Powers/Kevin Barry

508-253-4632/1487

Staples, Inc.  Receives Approval from China’s Ministry of Commerce to Acquire Office Depot

FRAMINGHAM, Mass., June 11, 2015 — Staples, Inc. (Nasdaq: SPLS) today announced that it has received clearance from the Ministry of Commerce of the People’s Republic of China for the acquisition of Office Depot. Staples continues to seek clearance from regulatory agencies in the United States, the European Union, Canada, and Australia.

The Commerce Commission of New Zealand gave its clearance for the transaction last week.

“We continue to make progress on this transaction, and we’re pleased with this decision by China’s Ministry of Commerce,” said Ron Sargent, Chairman and Chief Executive Officer, Staples. “We continue to work closely with regulatory agencies around the world and expect the transaction to be completed by the end of the year.”

IMPORTANT ADDITIONAL INFORMATION

This document may be deemed to be solicitation material in respect of the proposed transaction involving Staples and Office Depot. In connection with the proposed merger, Staples has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of Office Depot that also constitutes a prospectus of Staples.  Staples filed the final proxy statement/prospectus with the SEC on May 18, 2015.  The registration statement was declared effective by the SEC on May 15, 2015.  Office Depot, Inc. mailed the definitive proxy statement/prospectus to stockholders of Office Depot, Inc. on or about May 19, 2015.  The registration statement and the proxy statement/prospectus contain important information about Staples, Office Depot, the transaction and related matters.  Investors and security holders are urged to read the registration statement and the proxy statement/prospectus (including all amendments and supplements thereto) carefully.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Staples and Office Depot through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus from Staples by contacting Staples’ Investor Relations Department at 800-468-7751 or from Office Depot by contacting Office Depot’s Investor Relations Department at 561-438-7878.

Staples and Office Depot, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed merger between Staples and Office Depot.  Information regarding Staples’ directors and executive officers is contained in Staples’ proxy statement dated April 13, 2015, which is filed with the SEC.  Information regarding Office Depot’s directors and executive officers is contained the proxy statement/prospectus that Office Depot, Inc. filed with the SEC on May 18, 2015.  To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in such proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Staples and Office Depot, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Staples or Office Depot managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including:  the ability to consummate the transaction; the risk that Office Depot’s stockholders do not approve the merger; the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability to successfully integrate Staples’ and Office Depot’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and the other factors described in Staples’ Annual Report on Form 10-K for the year ended January 31, 2015 and Office Depot’s Annual Report on Form 10-K for the year ended December 27, 2014 and their most recent Quarterly Reports on Form 10-Q each filed with the SEC.  Staples and Office Depot disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.